Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact: Jennifer Ranville, 608-252-8862

Anchor BanCorp Wisconsin Inc. Announces First Quarter Results

MADISON, Wisc., May 8, 2014 — Anchor BanCorp Wisconsin Inc. (the “Company”) today announced its financial results for the quarter ended March 31, 2014. Net income was $1.9 million for the quarter ended March 31, 2014 compared to net income of $3.8 million in the quarter ended December 31, 2013 and a net loss of $14.0 million for the quarter ended March 31, 2013. Earnings per share was $0.21 for the quarter ended March 31, 2014 compared to $0.41 for the quarter ended December 31, 2013, and a loss per share of $0.66 or a loss per share available to common equity of $0.82 for the quarter ended March 31, 2013. The prior year quarter net loss available to common equity includes preferred stock dividends and discount accretion which is no longer recorded since the preferred stock was cancelled as part of the recapitalization transaction.

“We are pleased with the action taken by the Office of the Comptroller of the Currency in lifting the Bank’s Cease and Desist Order at the beginning of April. We continue to see steady progress in earnings during the two quarters since the recapitalization and remain encouraged by the opportunities presented by the recapitalization,” stated Chris Bauer, President & CEO for AnchorBank. “We continue to improve our financial health and profitability, as well as work on implementing new strategies to develop a relationship-focused, service-driven franchise with expanded commercial lending, improved asset quality, increased core deposits and a more efficient operating model, which we believe positions us well for success.”

Highlights for the quarter ended March 31, 2014, include:

•	The total risk-based capital ratio for the Bank was 17.43% as of March 31, 2014, compared to 17.07% at December 31, 2013. Tier 1 capital was 9.69% as of March 31, 2014, compared to 9.60% at December 31, 2013.

•	Total non-performing loans decreased $28.5 million, or 41.6% to $40.0 million at March 31, 2014 from $68.5 million at December 31, 2013.

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Total non-performing assets (total non-performing loans and other real estate owned) decreased $29.9 million, or 22.6%, to $102.1 million at March 31, 2014 from $132.0 million at December 31, 2013; as the Bank continues to reduce problem asset levels. Non-performing assets have steadily declined for more than three years from over $455.3 million at March 31, 2010 to the current balance, a 77.6% decrease as a result of continued efforts by management to reduce such problem assets.

•	There was no provision for loan losses for the three months ended March 31, 2014. This is a decrease when compared to $675,000 for the three months ended March 31, 2013.

•	Loan delinquencies (loans past due 30 days or more) decreased $24.2 million or 37.1%, to $41.0 million at March 31, 2014 from $65.2 million at December 31, 2013.

“We continue to look forward to 2014 and the opportunities for AnchorBank, its customers, its employees, and the communities we serve,” Bauer said. “We remain grateful for the opportunity to provide banking services to our Wisconsin customers and clients, as we have done for 95 years.”

About Anchor BanCorp Wisconsin Inc.

AnchorBank, fsb has 54 offices, all of which are located in Wisconsin.

Forward-Looking Statements

This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projections involving anticipated revenues, earnings, liquidity, capital levels, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws.